Filed pursuant to Rule 433
File Nos. 333-126628 and 333-126628-01
Investor Marketing Materials April 2008 The issuer has filed a registration statement (including prospectus) with the SEC (SEC file no. 333-131614) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling 212-761-5477 or 212-325-8549.

Table of Contents Section 1 Overview Section 2 NCCMT Structure Section 3 NCCMT Portfolio Information Section 4 Managed Portfolio and Master Trust Performance Information Section 5 Credit Card Master Trust Comparables

Section 1 Overview

Overview National City Corporation Company Overview 1 National City Corporation is a financial holding company headquartered in Cleveland, Ohio National City operates through a distribution network in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin and also conducts selected consumer lending and other financial services businesses on a nationwide basis Operations are primarily conducted through more than 1,400 branch banking offices located within a nine-state footprint and over 450 wholesale and retail mortgage offices located throughout the United States National City's primary businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management Including its subsidiaries, National City had 32,064 full-time-equivalent employees at December 31, 2007. As of December 31, 2007, National City's consolidated total assets were approximately $150.4bn. National City is one of the largest commercial banking organizations in the United States based on asset size National City's principal banking subsidiary is National City Bank. National City is a legal entity separate and distinct from National City Bank and National City's other subsidiaries

Overview Proposed Transaction 2 The proposed NCCMT 2008-1 transaction structure and credit enhancements are similar to the NCCMT 2007-1 transaction National City is marketing both Floating and Fixed structure options AAA breakeven range Approximate charge-off range of 35% - 40% Assumes: Constant portfolio size Monthly payment range of 8% - 10% Portfolio Yield range of 11% - 13%

Overview NCCMT Historical Issuance 3 No NCCMT security has experienced a rating agency downgrade Following the change in bankruptcy laws in 2005, NCCMT had to briefly fund the spread account due to low excess spread Spread account returned to the normal 0% level once excess spread returned to normal

Overview National City Underwriting & Servicing Overview 4 Underwriting In April 2007 new underwriting standards were put in place Credit line decrease programs were put in place as standard account management procedures National City remains committed to generating new credit card customers through bank relationships Servicing As of Q4 2007 the collections staff has increased by approximately 30% A Default Management Analytics team has been created to forecast and track delinquency rates Customer work-out programs have been implemented

Section 2 NCCMT Structure

NCCMT Structure Issuance Structure 5 National City National City Credit Card Master Trust National City Master Note Trust Receivables Collateral Certificate Pledge of Trust Assets Other Series of Notes Indenture Trustee Series 2008-1 Class A Series 2008-1 Class B Series 2008-1 Class C AAA Investors A Investors BBB Investors AAA, A and BBB Investors

NCCMT Structure Principal Cash Flow Mechanics 6 "Trust Collection Account" (Master Note Trust Level Account) Principal Finance Charges Revolving Period Application Controlled Accumulation Early Amortization Treat as Shared Principal Collections (If Needed; Retained in Collection Account) Deposit Into Principal Funding Account (controlled deposit) Paid to Note Holder (Sequentially to Classes A, B, and C) Treat as Shared Principal Collections (If Needed; Retained in Collection Account) Treat as Shared Principal Collections (If needed; excess over controlled deposit) Paid to Seller's Interest (If Seller's Amount > Required Seller's Amount) Deposited into Special Funding Account (If Seller's Amount < Required Seller's Amount) Paid to Seller's Interest (If Seller Amount > Required Seller's Amount) Deposited into Special Funding Account (If Seller Amount < Required Seller's Amount) Allocated Among Series 2005-1 Series 2006-1 Series 2007-1 Series 2008-1 Allocation based on floating allocation % during revolving period and fixed allocation % following revolving period "Reallocated Principal Collections" used to pay class A, B, and C to the extent not covered by finance charges and excess finance charges available from other series in the same group Principal (Less any Reallocated Principal Collections) applied as follows in the priority shown Shared Principal Collections from Other Services (Only to the Extent the Principal Shortfalls Exist) Series 200X-N

NCCMT Structure Finance Charge Cash Flow Summary Mechanics 7 "Trust Collection Account" (Master Note Trust Level Account) Principal Finance Charges Class A Interest Class B Interest Servicing Fee Class C Interest Reimburse Reductions in Invested amount due to charge offs, uncovered dilution and principal reallocations Fund accumulation reserve sub-account If needed, to fund the Class C Reserve Account To be shared by other series as needed To the Residual Holder Shared Finance charges from other series Allocation based on Series' floating allocation percentage

Section 3 NCCMT Portfolio Information

NCCMT Portfolio Information Portfolio Information for NCCMT Proforma Master Trust Assets 8 Source National City Source National City Master Trust Portfolio Summary $2,162,804,500 Principal Receivables $30,225,994 Finance Charge receivables $1,790 average receivable $11,235 average credit limit 145.07 months average age The following tables include Portfolio Information for the National City Credit Card Master Note Trust with respect to the receivables in the trust portfolio as of January 31, 2008 ($280,908,798 of receivables in accounts conveyed to the trust on March 14, 2008, which receivables and accounts are included in all figures set forth below).

Proforma Master Trust Assets NCCMT Portfolio Information Portfolio Information for NCCMT (cont'd) 9 Source National City Source National City

Proforma Master Trust Assets NCCMT Portfolio Information Portfolio Information for NCCMT (cont'd) 10 Source National City; refreshed scores as of January 2008 Source National City

Section 4 Managed Portfolio and Master Trust Performance Information

Managed Portfolio and Master Trust Performance Information Performance for Managed Portfolio and Master Note Trust January 2002 - December 2007 11 Receivable Balances $Bn Source National City Source National City Account Additions Payment Rate %

30, 60, 90+ Day Delinquencies % Managed Portfolio and Master Trust Performance Information Performance for Managed Portfolio and Master Note Trust January 2002 - December 2007 12 Source National City Change in Charge-Off Policy Total Yield % Source National City

Recoveries % Managed Portfolio and Master Trust Performance Information Performance for Managed Portfolio and Master Note Trust January 2002 - December 2007 13 Source National City Source National City Gross Charge-Offs % Sale of Chapter 13 Bankruptcies Change in Collection Policy Chg-Offs 120-150 Bankruptcy Legislation

Net Charge-Offs % Managed Portfolio and Master Trust Performance Information Performance for Managed Portfolio and Master Note Trust January 2002 - December 2007 14 National City experienced a one-time surge in charge-offs due to the reform of the bankruptcy laws, effective October 17, 2005 This spike in losses (in November 2005) led to the quarterly excess spread to fall below the level that triggers the funding of the Class C spread account for the series 2005-1 transaction Upon returning to normal levels the Class C spread account funding level returned to 0% Source National City Bankruptcy Legislation Sale of Chapter 13 Bankruptcies Change in Collection Policy Chg-Offs 120-150

Managed Portfolio and Master Trust Performance Information Vintage Performance - Yield 15 Yield by Vintage % Source National City <2001 2001 2002 2003 2004 2005 2006 2007 Avg Month

Managed Portfolio and Master Trust Performance Information Vintage Performance - Delinquencies 16 Delinquencies by Vintage % Source National City <2001 2001 2002 2003 2004 2005 2006 2007 Avg Month

Managed Portfolio and Master Trust Performance Information Vintage Performance - Losses 17 Losses by Vintage % Source National City <2001 2001 2002 2003 2004 2005 2006 2007 Avg Month Losses have averaged 6% to 8% on most of the vintages However, the bankruptcy spike resulted in higher losses which impacted each vintage at a different point in their seasoning

Managed Portfolio and Master Trust Performance Information Vintage Performance - Payment Rate 18 Payment Rate by Vintage % Source National City <2001 2001 2002 2003 2004 2005 2006 2007 Avg Month

Section 5 Credit Card Master Trust Comparables

Credit Card Master Trust Comparables Comparative FICO Distributions 19 Source AMXCA 2008-2, BACCT 2008-C1, COMET 2008-A1, CCCIT 2008-A2, CHAIT 2008-A3, DCMT 2008-A2 Prospectus Supplements and National City Source AMXCA 2006-3, BACCT 2006-A16, COMET 2007-A2, CCCIT 2007-A1, CHAIT 2007-A3, DCMT 2007-1 and NCCMT 2007-1 Prospectus Supplements Notes Applicable FICO ranges are less than 560, 560-659, 660-699, 700 and above, and FICO unavailable Applicable FICO ranges are less than 600, 600-659, 660-719, 720 and above, and FICO unavailable Applicable FICO ranges are 1-599, 600-659, 660-719, 720 and above, and FICO unavailable Consumer Segment only Applicable FICO ranges are less than 600, 600-649, 650-699, 700 and above, and FICO unavailable Source AMXCA 2006-1, BACCT 2006-A1, COMET 2006-A1, CCCIT 2006-A1, CHAIT 2006-A1, DCMT 2006-1 and NCCMT 2006-1 Prospectus Supplements Detailed reporting allows investors to gain historical perspective on credit drift Subprime - below 660 FICO at origination NCCMT has consistently had a high percentage of prime (>720 FICO) collateral NCCMT also has strong seasoning, with 86% having >48 months seasoning

Credit Card Master Trust Comparables Comparative Portfolio Statistics 20 Sources AMXCA 2008-2, BACCT 2008-C1, COMET 2008-A1, CHAIT 2008-A3, CCCIT 2008-A2, DCMT 2008-A2, National city Notes Credit Limit Ranges: $0 - 5,000.99, $5,001.00 - 10,000.99, >= $10,001 Age Ranges: Less than 12 months, >12 - 24 months, >24 - 36 months, > 36 - 48 months, > 48 months